Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 32ND CONSECUTIVE YEAR
OF RECORD SALES, EARNINGS

•	Fourth quarter earnings increase 25.3 percent; diluted earnings per share increase to 41 cents
•	Expansion program sees 476 net new stores open in fiscal year, including 95 acquired stores
•	Capital expenditures of $1.7 billion planned for fiscal 2007

    DEERFIELD, Ill., Sept. 25, 2006 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced its 32nd consecutive year of record sales and earnings and a record fourth quarter.

    Net earnings for the fourth quarter were up 25.3 percent to $412 million or 41 cents per share (diluted) versus last year’s $329 million or 32 cents per share (diluted). Last year’s quarter included $54.7 million of pre-tax expenses related to Hurricane Katrina. This year’s fourth quarter earnings were reduced by $18.8 million pre-tax for employee stock option program expenses, as required by accounting regulations. Last year, these options weren’t expensed. The quarter also includes $7.3 million in pre-tax litigation gains.

Fiscal year net earnings increased 12.3 percent to $1.75 billion or $1.72 per share (diluted) versus last year’s $1.56 billion or $1.52 per share (diluted). While this year’s earnings were reduced by $102.5 million pre-tax for employee stock option program expenses, they benefited from the reversal of $12.3 million of last year’s $54.7 million in estimated Hurricane Katrina pre-tax expenses. Fiscal 2005 also included $26.3 million in pre-tax litigation gains, versus the previously mentioned $7.3 million in fiscal 2006.

Chairman Dave Bernauer said, "We’re very encouraged to end fiscal 2006 with such a strong performance and our best comparable store sales quarter of the year, both at the pharmacy

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and overall. Customer counts are showing a strong upswing, increasing 8.0 percent chainwide in the fourth quarter. Meanwhile, front-end sales are increasing as we improve the service and convenience we offer customers."

For the 52-week period ending Aug. 12, Walgreens increased its market share in 58 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.

Sales rose 16.0 percent to $12.2 billion in the fourth quarter and 12.3 percent to $47.4 billion for the year. Total sales in comparable stores (those open more than a year) were up 9.7 percent for the quarter and 7.7 percent for the year, while front-end comparable drugstore sales rose 5.2 percent in the quarter and 5.3 percent for the year.

Prescription sales, which accounted for 64.3 percent of total sales in fiscal 2006, climbed 18.0 percent in the fourth quarter and 13.3 percent for the year despite a mild flu season this past winter. Prescription sales in comparable drugstores rose 12.3 percent in the quarter and 9.2 percent for the year, while the number of prescriptions filled in comparable drugstores rose 7.1 percent in the quarter and 4.5 percent for the year. Overall, Walgreens filled 529 million prescriptions in fiscal 2006, an increase of 8.1 percent from the previous year. Third party plans accounted for 93.8 percent of all prescription sales in the quarter and 93.1 percent of all prescription sales for the year.

Including acquisitions and stores affected by Hurricane Katrina, Walgreens expansion program resulted in a net gain of 476 new stores in fiscal 2006. The company now operates 5,461 stores in 47 states and Puerto Rico versus 4,985 a year ago, and anticipates opening 500 new stores in fiscal 2007, with a net increase of more than 400 stores after relocations and closings.

"We remain committed to organic store growth while carefully considering unique acquisition opportunities that are a solid fit with our store base and culture," said CEO and President Jeff Rein. "We’re on track to reach our goal of operating 7,000 stores in 2010."

Gross profit margins decreased 31 basis points versus the year-ago quarter to 27.64 as a percent to sales, including a LIFO charge of $26.1 million versus a credit of $2.0 million a year ago. The margin decrease was due in part to lower pharmacy margins from additional Medicare

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Part D business as well as a continued shift in the company’s overall sales mix toward prescriptions, which carry lower margins than front-end merchandise. Those factors were partially offset by the introduction of new, higher margin generic drugs. Front end margins increased slightly as a result of a shift in sales mix to higher margin items.

Fourth quarter selling, occupancy and administration expenses decreased 75 basis points from the previous year, from 23.20 to 22.45 as a percent to sales. Benefiting the SO&A ratio were the impact of hurricane expenses on last year’s quarter, and lower store salary and rent expenses as a percent of sales. Those factors were partially offset by expenses for employee stock option programs.

Walgreens estimates approximately $1.7 billion in capital investments for fiscal 2007. This reflects expenditures for new stores, technology and a new distribution center in South Carolina scheduled to open by summer 2007.

In recent news, Walgreens also announced:

•	President Jeff Rein’s promotion to chief executive officer in July, with former CEO Dave Bernauer continuing as chairman.
•	The completion of Delaware-based pharmacy chain Happy Harry’s merger with Walgreens, adding 76 stores in Delaware, Pennsylvania, Maryland and New Jersey.
•	The acquisition of Medmark Specialty Pharmacy Solutions, a leader in specialty pharmacy services that will expand Walgreens presence in this fast-growing segment.
•	The opening of its first in-store health clinics, called Health Corner Clinics, in the Kansas City and St. Louis markets.
•	A new Web site, www.walgreensoutreach.com, that describes jobs for people with disabilities that are available at Walgreens new distribution center in Anderson, S.C. The Web site is designed to be accessible by people with sensory, physical and cognitive disabilities and is part of Walgreens innovative initiative to hire people with disabilities for up to 30 percent of the Anderson facility’s workforce when it opens next year.
•	A partnership with the National Urban League featuring a customized traveling education and health-screening vehicle that will appear at select NUL affiliates as part of a 12-month national campaign. The tour is scheduled to begin in the first quarter of calendar 2007.
•
An alliance with Joslin Diabetes Center, the global leader in diabetes research, care and education, to improve health outcomes for Americans with diabetes. Over the next five years, Walgreens and Joslin, an affiliate of Harvard Medical School, will develop and deliver awareness, wellness, prevention and education programs nationally to Americans with diabetes or at risk for the disease.

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      For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations
Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2006	2005	2006	2005

Net sales	$ 12,170.3	$ 10,494.9	$ 47,409.0	$ 42,201.6

Costs and Deductions:
Cost of sales	8,806.7	7,561.8	34,240.4	30,413.8
Selling, occupancy and administration	2,732.4	2,434.9	10,467.1	9,363.8
	11,539.1	9,996.7	44,707.5	39,777.6
Other Income:
Interest income	20.2	8.9	52.6	31.6

Earnings before income tax provision	651.4	507.1	2,754.1	2,455.6
Income tax provision	239.1	178.1	1,003.5	896.1
Net earnings	$ 412.3	$ 329.0	$ 1,750.6	$ 1,559.5
Per share-
Basic	$ .41	$ .32	$ 1.73	$ 1.53
Diluted	$ .41	$ .32	$ 1.72	$ 1.52

Dividends declared	$ .0775	$ .0650	$ .2725	$ .2225

Average shares outstanding	1,008.0	1,014.7	1,010.3	1,019.7
Dilutive effect of stock options	8.8	10.2	9.1	8.6
Average shares outstanding assuming dilution	1,016.8	1,024.9	1,019.4	1,028.3

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(Dollars in Millions)

	August 31,	August 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 919.9	$ 576.8
Short-term investments - available for sale	415.1	494.8
Accounts receivable, net	2,062.7	1,396.3
Inventories	6,050.4	5,592.7
Other current assets	257.3	255.9
Total Current Assets	9,705.4	8,316.5
Property and Equipment, at cost, less
accumulated depreciation and amortization	6,948.9	6,165.0
Other Non-Current Assets	476.8	127.3
Total Assets	$ 17,131.1	$ 14,608.8

Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 4,039.2	$ 2,918.2
Accrued expenses and other liabilities	1,713.3	1,491.9
Income taxes	2.8	70.9
Total Current Liabilities	5,755.3	4,481.0
Non-Current Liabilities:
Deferred income taxes	141.1	240.4
Other non-current liabilities	1,118.9	997.7
Total Non-Current Liabilities	1,260.0	1,238.1

Shareholders' Equity	10,115.8	8,889.7

Total Liabilities & Shareholders' Equity	$ 17,131.1	$ 14,608.8

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in Millions)

	Twelve Months Ended
	August 31, 31,	August 31, 31,
	2006	2005

Cash flows from operating activities:
Net earnings	$ 1,750.6	$ 1,559.5
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	572.2	482.1
Deferred income taxes	(104.0)	(70.8)
Stock compensation expense	102.5	-
Income tax savings from employee stock plans	49.7	33.9
Other	67.3	74.5
Changes in operating assets and liabilities
Inventories	(375.7)	(854.0)
Trade accounts payable	1,089.6	276.7
Accounts receivable, net	(618.5)	(224.9)
Accrued expenses and other liabilities	197.2	97.8
Income taxes	(68.4)	5.0
Insurance reserves	37.6	59.0
Other current assets	(5.0)	(67.6)
Net cash provided by operating activities	2,695.1	1,371.2

Cash flows from investing activities:
Purchases of short term investments-available for sale	(12,282.4)	(10,742.0)
Proceeds from sale of short term investments-available for sale	12,388.4	11,519.9
Additions to property and equipment	(1,337.8)	(1,237.5)
Disposition of property and equipment	23.0	15.5
Net proceeds from corporate-owned life insurance policies	10.7	10.1
Business acquisitions, net of cash received	(485.4)	-
Net cash used for investing activities	(1,683.5)	(434.0)

Cash flows from financing activities:
Stock purchases	(668.8)	(781.8)
Proceeds related to employee stock plans	277.5	177.5
Cash dividends paid	(262.9)	(214.5)
Other	(14.3)	14.4
Net cash used for financing activities	(668.5)	(804.4)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	343.1	132.8
Cash and cash equivalents at beginning of year	576.8	444.0
Cash and cash equivalents at end of period	$ 919.9	$ 576.8

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